Exhibit 10.4

Escrow Agreement

This Escrow Agreement (the “Agreement”) is entered into as of March 9, 2006, by and among Kanbay International, Inc., a Delaware corporation (the “Parent”), American Stock Transfer & Trust Company (the “Escrow Agent”), and Matthew Newton (the “Owners’ Representative”).

WHEREAS, the Parent, Kanbay Consulting, LLC, a Delaware limited liability company (“Merger Sub”), Adjoined Consulting, Inc., a Delaware corporation (the “Company”), and the “Owners” named therein have entered into a Merger Agreement, dated as of February 13, 2006, a copy of which is attached hereto as Exhibit A (the “Merger Agreement”). Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

WHEREAS, pursuant to Section 8.1 of the Merger Agreement, the Owners and the other Sellers have irrevocably appointed the Owners’ Representative as their attorney-in-fact and agent to act for and on behalf of each of them with respect to matters arising in connection with the Merger Agreement and this Agreement.

WHEREAS, pursuant to Section 2.2(a) of the Merger Agreement, an escrow fund shall be established, the purpose of which is to act as a source of funds for (i) the payment of the Merger Price Shortfall and/or Excess Appraisal Costs, if any, and (ii) the post-closing indemnification obligations, if any, owed to Parent pursuant to the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good, fair and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree as follows, intending to be legally bound:

Section 1.                                          Establishment of Escrow Fund

(a)                                  Subject to the provisions of the Merger Agreement, Parent hereby deposits with the Escrow Agent the amount of $10,150,000 in immediately available funds (the “Cash Escrow Amount”) and a certificate representing an aggregate of 452,558 shares of Parent Common Stock (the “Escrow Shares”) (the Cash Escrow Amount and the Escrow Shares, together with all interest, earnings, securities, cash dividends or other property received and/or distributed with respect thereto or in exchange for all or any portion thereof, are referred to herein as the “Escrow Fund”). The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

(b)                                 The Escrow Agent agrees to accept delivery of the Escrow Fund, subject to the terms and conditions of this Agreement, and to establish a separate account (each, a “Subaccount”) for each Seller. The Cash Escrow Amount, the Escrow Shares and other property in the Escrow Fund will be allocated to each Seller’s Subaccount in proportion to each Seller’s Proportionate Share as set forth on Schedule 1 hereto. The Escrow Agent shall maintain records showing each Seller’s Subaccount and shall adjust each such Subaccount to reflect distributions from, and additions to, the property held for each Seller in the Escrow Fund.

(c)                                  Any securities or other property distributable in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, and the Escrow Agent shall hold such securities, cash dividends or other property in the Escrow Fund. Such securities shall be issued in the name of the Escrow Agent and all such securities shall be considered part of the Escrow Fund for purposes hereof; provided, however, the Escrow Agent shall allocate all securities, cash dividends or other property to the Sellers’ Subaccounts based upon their respective Proportionate Share promptly after receipt thereof.

(d)                                 The Owners’ Representative shall be entitled to vote the Escrow Shares. Parent shall give the Owners’ Representative at least as much notice of meetings of stockholders as it gives its stockholders generally. The Owners’ Representative shall have no obligation to solicit consents or proxies from the Sellers for purposes of any such vote.

(e)                                  The interests of a Seller in the Escrow Fund shall not be assignable or transferable, other than to members of such Seller’s Family Group (as defined below) or by will or the laws of descent and distribution or by operation of law. “Family Group” means an individual’s spouse and lineal descendants, parents, grandparents and any family limited partnership or trust or other fiduciary relationship solely for the benefit of such individual and/or such individual’s spouse, parents, grandparents and/or lineal descendants. Notice of any such permitted assignment or transfer by operation of law shall be given to the Escrow Agent and the Parent, and no such assignment or transfer shall be valid until such notice is given.

(f)                                    Each of Parent and the Sellers shall furnish the Escrow Agent with a completed Form W-8 or Form W-9, as applicable.

Section 2.                                          Investments

(a)                                  The Escrow Agent shall invest the Escrow Fund at, and pursuant to, the written direction of the Owners’ Representative in Eligible Investments and shall not be responsible or liable for any loss accruing from any investment made in accordance herewith for the purposes of this Agreement. “Eligible Investments” shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit and banker’s acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); and/or (iv) shares of money market funds at least 95% of the assets of which constitute obligations of the type described in clause (i) above. No investment shall have a term of more than 90 days. Absent its timely receipt of such specific written investment instruction from the Owners’ Representative, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Fund.

(b)                                 All earnings received from the investment of the Escrow Fund shall be credited to, and shall become a part of, the Escrow Fund (and any losses on such investments shall be debited to the Escrow Fund). The earnings or losses with respect to the Escrow Fund shall be credited or debited, as the case may be, to each Seller’s Subaccount in proportion to such Seller’s Proportionate Share.

Section 3.                                          Administration and Disbursement of Escrow Fund

The Escrow Agent shall release and disburse the Escrow Fund in accordance with the provisions of this Section 3.

(a)                                  In the event Parent determines that it is entitled to (i) indemnification under Section 7.3 of the Merger Agreement, as limited by Section 9.1 of the Merger Agreement or (ii) the Merger Price Shortfall and/or Excess Appraisal Costs pursuant to Section 1.12 of the Merger Agreement, it shall give written notice of such claim (a “Claim Notice”) to the Escrow Agent and the Owners’ Representative (and in the event of a “Section 7.3(b) Claim” to the “Indemnifying Owner” as well). Each Claim Notice shall state (i) the amount of claimed Damages, subject to the other provisions of this Section 3(a), (ii) a brief description of the facts as are then reasonably available which support such claim (a “Claim”), and (iii) whether Parent claims to be entitled to (A) Merger Price Shortfall, (B) Excess Appraisal Costs, (C) indemnification from all of the Sellers pursuant to Section 7.3(a) of the Merger Agreement, and/or (D) indemnification from a particular Owner pursuant to Section 7.3(b) of the Merger Agreement (a Claim pursuant to this clause “D” being referred to as a “Section 7.3(b) Claim”), in which case such Claim Notice shall identify such Owner. If the amount of claimed Damages is liquidated, the Claim Notice shall so state and such amount shall be deemed the “Claimed Amount” against the Escrow Fund. If the amount of claimed Damages is not liquidated, the Claim Notice shall so state and shall include a good faith estimate of the claimed Damages, in which case such estimated amount shall be deemed the “Claimed Amount.” In such an event, a Claim shall be deemed asserted against the Escrow Fund, but no transfer shall be made on account thereof until the amount of such Claim is liquidated. An Owner who is the subject of a Section 7.3(b) Claim is referred to herein as an “Indemnifying Owner.”  For the avoidance of doubt, the parties acknowledge and agree that Parent may provide a Claim Notice with respect to a contingent Claim relating to any of the matters set forth in Schedule 3.10 to the Merger Agreement.

(b)                                 In the event that Parent delivers a Claim Notice on or prior to April 2, 2007 to the Escrow Agent in accordance with Section 3(a), the Escrow Agent shall not deliver to Parent or the Sellers any amount claimed under a Claim Notice until the Escrow Agent has received (i) an Acceptance Notice (as hereinafter defined), (ii) a written notice from, and executed by, Parent and the Owners’ Representative (or in the event of a Section 7.3(b) Claim, the Indemnifying Owner) to the Escrow Agent (a “Joint Direction”), or (iii) a Final Determination (as hereinafter defined), directing the Escrow Agent to make such delivery. An “Acceptance Notice” shall mean an affidavit executed by the Owners’ Representative (or in the event of a Section 7.3(b) Claim, the Indemnifying Owner) to Parent and the Escrow Agent which indicates that the Owners’ Representative (or Indemnifying Owner, as applicable) agrees that Parent is entitled to all or any portion of the Claimed Amount (the “Agreed Amount”). If an Acceptance Notice is so received, the Escrow Agent thereafter shall deliver the Agreed Amount to Parent, but shall not deliver the remainder of the Claimed Amount except in accordance with either: (x) a Joint Direction or (y) a Final Determination directing the Escrow Agent to make such delivery.

(c)                                  For purposes of this Agreement, a “Final Determination” shall mean a final judgment of a court of competent jurisdiction, an administrative agency, or an arbitrator having the authority to determine the amount, if any, of the Claimed Amount for which indemnification is sought hereunder and the denial of, or expiration of all rights to, appeal related thereto. In connection with a Final Determination, the Escrow Agent shall be entitled to receive and shall be fully protected in acting upon an opinion of counsel of its own choosing to the effect that such Final Determination is final and nonappealable and such court, agency, or arbitrator has competent jurisdiction and the authority to determine the amount if any, to be delivered to Parent and/or the Sellers.

(d)                                 Any release of all or any portion of the Escrow Fund to Parent pursuant to the terms hereof shall be in accordance with the following ratio: 58% of value in cash and 42% of value in Escrow Shares (the “Merger Price Ratio”). For purposes of this Agreement, the value of all cash or cash equivalents held in the Escrow Fund shall be the stated amount thereof, and the value of each Escrow Share held in the Escrow Fund shall be $16.241 per share, subject to appropriate adjustment for stock dividends, stock splits, reclassifications and other similar events affecting Parent Common Stock.

(e)                                  Each Seller’s Subaccount shall be reduced by the amount of such Seller’s several liability for disbursements to Parent for (i) Claims made pursuant to Section 7.3(a) of the Merger Agreement, or (ii) the aggregate Merger Shortfall and Excess Appraisal Costs, in accordance with such Seller’s Proportionate Share. Cash and Escrow Shares in the amount of such Seller’s several liability shall be reduced from such Seller’s Subaccount in proportion to the Merger Price Ratio.

(f)                                    Each Indemnifying Owner’s Subaccount shall be reduced by the amount disbursed to Parent for Section 7.3(b) Claims made against such Indemnifying Owner. Cash and Escrow Shares in the amount of any such liability shall be reduced from such Indemnifying Owner’s Subaccount in proportion to the Merger Price Ratio.

(g)                                 Provided that Parent has not delivered a Claim Notice in accordance Section 3(a) on or prior to the close of business of the Escrow Agent on April 2, 2007 (the “Escrow Release Date”), the Owners’ Representative shall deliver to the Escrow Agent and Parent written notice of such fact and the Escrow Agent shall deliver to the Sellers the entire amount of the Escrow Fund remaining in each Seller’s Subaccount within five (5) business days of the Escrow Release Date. If on or prior to the Escrow Release Date, Parent has delivered one or more Claim Notices in accordance with Section 3(a), then within five (5) business days of the Escrow Release Date, Escrow Agent shall deliver to the Sellers the amount of the Escrow Fund remaining in each Seller’s Subaccount that exceeds the aggregate amount by which such Seller’s Subaccount would be reduced, in accordance with Sections 3(e) and 3(f), if such Claims were ultimately determined in favor of Parent.

(h)                                 Any cash disbursements to be made by the Escrow Agent to the Sellers pursuant to this Section 3 shall be made by check of the Escrow Agent payable in United States currency and shall be delivered by certified mail or overnight courier to the party entitled thereto in accordance with Section 9, and any cash disbursements to be made by the Escrow Agent to Parent pursuant to this Section 3 shall be made by wire transfer of immediately available funds to the account or accounts designated by Parent. Any disbursement of Escrow Shares to be made by the Escrow Agent pursuant to this Section 3 shall be made by delivering stock certificates by certified mail or overnight courier to the party entitled thereto in accordance with Section 9. No fractional Escrow Shares shall be distributed to the Sellers pursuant to this Agreement. Instead, the Parent shall redeem such Escrow Shares for an amount equal to their value (determined in accordance with Section 3(d)), and the Escrow Agent shall distribute cash in lieu thereof. The Parent will cooperate with the Escrow Agent and will make available certificates for Escrow Shares in such denominations and in such names as may be required to effectuate any distributions hereunder.

(i)                                     Notwithstanding any other provision of this Agreement, the Escrow Agent shall have no duty to release any of the Escrow Fund sooner than five (5) business days after satisfaction of all conditions precedent to the release.

Section 4.                                          Concerning the Escrow Agent

Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

(a)                                  not be liable for any action taken or omitted under this Agreement so long as it shall have acted in good faith and without gross negligence;

(b)                                 have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(c)                                  be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

(d)                                 be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

(e)                                  have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision which may be contained herein;

(f)                                    be entitled to compensation for its services hereunder as per Schedule 2 attached hereto (which compensation is payable upon execution of this Agreement), which is made a part hereof, and for reimbursement of its reasonable out-of-pocket expenses including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all of which compensation and expenses shall be paid one-half by Parent and one-half severally by the Sellers (but no portion of which compensation and expenses shall be paid from the Escrow Fund);

(g)                                 be, and hereby is, indemnified and saved harmless by Parent and the Sellers from all losses, liabilities, costs and expenses, including reasonable attorney fees and expenses, which may be incurred by it as a result of its acceptance of the Escrow Fund or arising from the performance of its duties hereunder (which indemnification obligations shall be borne one-half by Parent and one-half severally by the Sellers, but no portion of which indemnification obligations shall be paid from the Escrow

Fund), unless such losses, liabilities, costs and expenses shall have been finally adjudicated to have resulted from the bad faith or gross negligence of the Escrow Agent, and such indemnification shall survive its resignation or removal, or the termination of this Agreement;

(h)                                 in the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder, or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same;

(i)                                     have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION;

(j)                                     have the right, upon written notice to the Owners’ Representative and Parent, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by the Escrow Agent in accordance with the advice of such counsel; and

(k)                                  have the right, upon written notice to the Owners’ Representative and Parent, to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

Any banking association or corporation into which the Escrow Agent may be merged or converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 5.                                          Attachment of Escrow Fund; Compliance with Legal Orders

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 6.                                          Tax Matters

(a)                                  Reporting of Income. The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, and to the Owners’ Representative all income earned from the investment of any sum held in the Escrow Fund, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

(b)                                 Preparation and Filing of Tax Returns. The Owners’ Representative is required to prepare and file (or cause to be prepared and filed) any and all income or other tax returns applicable to the Escrow Fund with the Internal Revenue Service and all required state and local departments of revenue in all years income is earned in any particular tax year as and to the extent required under the provisions of the Code, provided that, to the extent income earned from investment is distributed to Parent, then Parent shall prepare and file such tax returns.

(c)                                  Payment of Taxes. Any taxes payable on net taxable income earned from the investment of any sums held in the Escrow Fund shall be paid by the Sellers, as and to the extent required under the provisions of the Code, provided that, to the extent such income earned from investment is distributed to Parent, then Parent shall pay such taxes.

(d)                                 Unrelated Transactions. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transaction, whether or not related to the Agreement, that occurs outside the Escrow Fund.

Section 7.                                          Resignation or Removal of Escrow Agent

The Escrow Agent may resign as such following the giving of thirty (30) days’ prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ prior written notice to the Escrow Agent by the other parties hereto. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

If the other parties hereto have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

Section 8.                                          Termination

This Agreement shall terminate on the later of April 2, 2007, provided the entire amount of the Escrow Fund has been distributed in accordance with the terms of this Agreement, or, if applicable, the date of final resolution of all Claims that are timely made.

Section 9.                                          Notices

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission, courier delivery service or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by facsimile or by courier delivery service, or (c) two business days after being deposited in the mails, with proper postage for first-class registered or certified mail, prepaid. Within four business days of the receipt of any correspondence from Parent or the Owners’ Representative, the Escrow Agent shall provide a copy of such correspondence to the other party.

Notices shall be addressed as follows:

(i)                                     if to the Escrow Agent:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

Attention:  Herb Lemmer

Facsimile: (718) 331-1852

Ref:  Kanbay/Adjoined

(ii)                                  if to the Parent:

Kanbay International, Inc.

6400 Shafer Court, Suite 100
Rosemont, Illinois 60018
Attention:  Robert A. Williams, General Counsel
Facsimile:  (847) 384-4788

with a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention:  Leland E. Hutchinson and Matthew Bergmann
Facsimile:  (312) 558-5700

(iii)                               if to the Owners’ Representative or a Seller:

Matthew Newton

Columbia Capital LLC
201 North Union Street
Suite 300
Alexandria, Virginia 22314
Facsimile:  (703) 519-5870

with a copy to:

Greenberg Traurig, LLP

2375 East Camelback Road

Suite 700

Phoenix, Arizona 85016

Attention: Bruce E. Macdonough, Esq.

Facsimile:  (602) 445-8618

(iv)                              if to an Indemnifying Owner, to the address of such Indemnifying Owner as set forth on Schedule 1 hereto.

Section 10.                                   Governing Law, Counterparts

This Agreement shall be construed in accordance with the laws of the State of New York. It may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but one instrument.

Section 11.                                   Amendment, Modification or Waiver

This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

Section 12.                                   Assignments of Interests

No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written evidence of such assignment in form satisfactory to the Escrow Agent shall be filed with and accepted by the Escrow Agent.

Section 13.                                   Identification

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KANBAY INTERNATIONAL, INC.

By:	/s/ Raymond Spencer
Name:	Raymond Spencer
Title:	Chief Executive Officer

/s/ Matthew Newton
Matthew Newton, as Owners’ Representative

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice-President